Exhibit 99.1

Contact:	Amedisys, Inc.	Noonan/Russo
	Chief Financial Officer	Investors/Media
	Gregory Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com

AMEDISYS ACQUIRES HOME HEALTH AGENCY FROM NORTH ARUNDEL HOSPITAL

IN CERTIFICATE OF NEED STATE OF MARYLAND

- Acquisition Marks Amedisys’ Initial Entry Into Maryland Market -

BATON ROUGE, Louisiana (March 1, 2005) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today announced that it has acquired a single home health agency from the North Arundel Hospital Association in Maryland, effective March 1, 2005. The acquisition represents Amedisys’ initial entry into Maryland, which is a Certificate of Need (C.O.N.) state. The C.O.N. acquired by Amedisys covers three counties and the city of Baltimore.

“We are excited to enter the Maryland market and initiate a relationship with one of the state’s best-equipped medical centers, which is one of six hospitals within the University of Maryland Medical System,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc.

“We continue to execute on our stated strategy of acquiring hospital-based agencies that can quickly and efficiently be integrated onto our operating platform. We continue to see a number of acquisition opportunities available, and maintain our intention to selectively acquire companies that fit our stated profile,” concluded Mr. Borne.

Terms of the transaction were not disclosed. The agency is not expected to contribute materially to Amedisys in 2005.

Amedisys, Inc., one of the nation’s largest providers of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

http://www.amedisys.com